EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-15689, No. 333-42534, No. 333-65924, No. 333-162624, and No. 333-129698 for the Century Aluminum Company 1996 Stock Incentive Plan and Registration Statement No. 333-15671 for the Century Aluminum Company Non-Employee Directors Stock Option Plan (all on Forms S-8), of our report dated March 14, 2017 (July 28, 2017 as to Note 20), relating to the consolidated financial statements of Century Aluminum Company and subsidiaries for the year ended December 31, 2016, appearing in this Current Report on Form 8-K.

/s/ Deloitte & Touche LLP
Chicago, Illinois
July 28, 2017